UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    September 15, 2016

BENCHMARK ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-10560 (Commission File Number)	74-2211011 (I.R.S. Employer Identification No.)

3000 Technology Drive, Angleton, Texas  77515

(Address of principal executive offices)  (Zip code)

Registrant’s telephone number, including area code:  (979) 849-6550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Departure of Current President and CEO

On September 16, 2016, Benchmark Electronics, Inc. (the “Company”) issued a press release announcing that Gayla J. Delly has resigned from her positions as President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company (the “Board”), effective September 15, 2016, to pursue other interests. Ms. Delly’s decision to leave was not the result of any disagreement with management or the Board.

Ms. Delly has been a director of the Company since 2011 and has served as President and Chief Executive Officer since January 1, 2012. From December 2006 to December 2011, she was President and from 2001 to December 2006 served as Chief Financial Officer. She was Executive Vice President of the Company from 2004-2006, Vice President Finance from 2000-2004, Treasurer from 1996-2006, and Controller from 1996-2002.

A description of the separation agreement entered into by Ms. Delly and the Company is set forth below.

(c) Appointment of New President and CEO

Also on September 16, 2016, the Board announced that Paul J. Tufano (age 63), a director of the Company, has succeeded Ms. Delly as President and Chief Executive Officer, effective September 15, 2016.

Mr. Tufano was the Chief Financial Officer of the Alcatel-Lucent Group, a telecommunications company, from 2008 through 2013.  In September 2012, he was named Chief Operating Officer in addition to his Chief Financial Officer responsibilities.  Previously, he was Executive Vice President and Chief Financial Officer of Solectron Corporation, an electronics manufacturing services company, where he also served as Interim Chief Executive Officer.  Prior to Solectron, Mr. Tufano served as President and Chief Executive Officer of Maxtor Corporation, a manufacturer of computer hard disks, having served previously as Chief Operating Officer and as Chief Financial Officer.  Prior to joining Maxtor, he held management positions in finance and operations at IBM.

Mr. Tufano has served on the Company’s Board of Directors since February 2016, on the board of directors of Teradyne, Inc., a global supplier of automatic test equipment, since 2005, and on the board of directors of EnerSys, a global manufacturer, marketer and distributor of industrial batteries and related equipment, since 2015.  He also served on the Board of Directors of International Manufacturing Services, Inc., an EMS provider, from 1996 to 1998.  Mr. Tufano holds a Bachelor of Science in Economics from St. John's University and a Masters of Business Administration, Finance, Accounting and International Business from Columbia University.

The press release announcing the departure of Ms. Delly and the appointment of Mr. Tufano is attached hereto as Exhibit 99.1.

(e) Compensatory Arrangements

(i) Separation Agreement with Ms. Delly

On September 15, 2016, the Company entered into a separation agreement (the “Separation Agreement”) with Ms. Delly, pursuant to which they have agreed that her employment with the Company and its affiliates terminated effective September 15, 2016.  Ms. Delly’s termination of employment will be treated as a termination of employment without cause for all purposes of her Amended and Restated Employment Agreement (the “Employment Agreement”).

In accordance with the Employment Agreement, the Separation Agreement provides that Ms. Delly will be entitled to receive a lump sum severance payment equal to two times the sum of her annual base salary and target annual bonus, a prorated annual bonus for fiscal year 2016 and 18 months of continued group health insurance coverage, with the Company paying the portion of the premium costs that it would have paid if Ms. Delly had remained actively employed with the Company. The foregoing payments and benefits are subject to Ms. Delly executing a release of claims against the Company.

The Employment Agreement contains restrictive covenants that prohibit Ms. Delly from competing with the Company, soliciting or hiring its customers or service providers or disparaging the Company or its products or services during the two-year period following her termination of employment.

The Separation Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference, and the foregoing description is qualified in its entirety by reference to Exhibit 10.1.

(ii)  Compensation arrangements with Mr. Tufano

Mr. Tufano will be entitled to receive an annual base salary of $1,000,000.  His target annual bonus opportunity will be 115% of his annual base salary, and his maximum annual bonus opportunity will be 230% of his annual base salary.  The Company expects to make an initial grant of equity-based incentive compensation to Mr. Tufano in the future, the terms and conditions of which have not yet been established.

Item 9.01.   Financial Statements and Exhibits.

                (d)  Exhibits

Exhibit 99.1                  Press Release of Benchmark Electronics, Inc. issued on September 16, 2016.

Exhibit 10.1                  Separation Agreement dated September 15, 2016 between the Company and Ms. Delly.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENCHMARK ELECTRONICS, INC.

Dated: September 16, 2016	By: /s/ Donald F. Adam
Donald F. Adam
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

99.1	Press Release issued on September 16, 2016.
10.1	Separation Agreement dated September 15, 2016 between the Company and Ms. Delly.